UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2015

SRA International, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number

333-83780

Virginia	54-1013306
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4300 Fair Lakes Court, Fairfax, Virginia	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 803-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On October 19, 2015, SRA International, Inc. (the “Company”) provided notice to Wilmington Trust, National Association, as trustee (the “Trustee”), of its intent to redeem all of its outstanding 11.00% Senior Notes due 2019 (the “Notes”), pursuant to the Indenture, dated as of July 20, 2011, as supplemented by the First Supplemental Indenture, dated as of July 20, 2011, and the Second Supplemental Indenture, dated as of February 3, 2012, and as otherwise supplemented from time to time (collectively, the “Indenture”), among the Company, the guarantors from time to time party thereto, and the Trustee. The redemption of the Notes is subject to the satisfaction of specified conditions precedent set forth in the notice of conditional redemption, including the consummation of the previously announced combination of the Company with Computer Sciences Government Services on or prior to the redemption date. The notice of conditional redemption will be sent by the Trustee to the registered holders of the Notes in accordance with the requirements of the Indenture. The anticipated redemption date is November 30, 2015. The redemption price with respect to Notes will be set forth in the notice of conditional redemption.

On October 19, 2015, the Company issued a press release announcing the notice of its intention to redeem all of the outstanding Notes referenced above. A copy of the press release is being furnished as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

This report does not constitute a notice of redemption under the Indenture nor an offer to tender for, or purchase, any Notes or any other security. There can be no assurances that the conditions precedent to the redemption will be satisfied or that the redemption will occur.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit

99.1	A copy of the press release dated October 19, 2015 is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INC.

By:	/s/ David F. Keffer
	Name:	David F. Keffer
	Title:	Executive Vice President and Chief Financial Officer

Date: October 19, 2015

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